EXHIBIT 3.3

Delaware
The First State

page   l

i,  harriet smith windsor,   secretary of state of the state of delaware,   do hereby certify the attached is a true and correct copy of the certificate of amendment of "directrix,  inc. ", changing its name from "directrix,  inc. " to "redirect,  inc. ", filed in this office on the eleventh day of september, a.d. 2008, at 3:17 o'clock p.m.

a filed copy of this certificate has been forwarded to the new castle county recorder of deeds.

2922681 8100 080946399
You may verify this certificate only at corp.delaware.gov/authver.shtml	Harriet Smith Windsor, Secretary of State AUTHENTICATION: 6862252 DATE: 09-19-08

State of Delaware Secretary of State Division of Corporations Delivered 03:16 PM 09/11/2008 FILED 03:17 PM 09/11/2008 SRV 080946401 - 2922681 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OR CERTIFICATE OF INCORPORATION

The corporation organized, and ;existing under and by virtue of the General  Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of  __Directrix, Inc. held July 23, 2008_____ resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the certificate of Incorporation of this corporation be amended by changing the Article thereof  numbered " ________ First ________ " so that, as amended, said Article shall be and read as follows:

"The name of this corporation (hereinafter called the Corporation ) is Redirect, Inc. "

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this ___ 31st ________ day of ____ July___, 2008___.

By:
Authorized Officer
Title:	President

Name:	J. Roger Faherty
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